BUFFALO FUNDS
Investor Class

SHAREHOLDER SERVICING PLAN

The following Shareholder Servicing Plan (the “Plan”) has been adopted by Buffalo Funds (the “Trust”), a Delaware statutory trust, on behalf of the Investor Class shares of the series of the Trust listed on Appendix A to this Plan, as may be amended from time to time (each, a “Fund”).

1. This Plan is adopted to allow the Investor Class of each Fund to make payments as contemplated herein to obtain sub-transfer agent, administrative, recordkeeping, sub-accounting and other non-distribution services (“Services”) on behalf of Investor Class shareholders. Services may include, but are not limited to:
(a)    establishing and maintaining accounts and records relating to shareholders who invest in the Investor Class;
(b)    aggregating and processing orders for Investor Class shares;
(c)    processing dividend and other distribution payments from the Funds on behalf of shareholders;
(d)    providing information to shareholders as to their ownership of Fund shares or about other aspects of the operations of the Funds;
(e)    preparing tax reports or forms on behalf of shareholders;
(f)    forwarding communications from the Funds to shareholders;
(g)    assisting shareholders in changing the Funds’ records as to their addresses, dividend options, account registrations or other data;
(h)    providing sub‑accounting services with respect to shares beneficially owned by shareholders, or the information to the Funds necessary for sub‑accounting;
(i)    receiving and transmitting proxies executed by beneficial owners; and
(j)    providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre‑authorized instructions.
2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons (“Providers”) for providing Services to their customers who beneficially own Investor Class of a Fund. The Plan will be administered by U.S. Bank Global Fund Services (“Fund Services”). As compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed 0.15% of the average daily net assets of the Investor Class shares of a Fund held during the month.

3. Any payments made by the Investor Class of a Fund to any Provider pursuant to this Plan will be made pursuant to written agreements based on the form attached as Appendix B or any other form approved by the Board of Trustees of the Trust (the “Board”) with Providers (each, a “Shareholder Servicing Agreement”). Each Shareholder Servicing Agreement will be entered into by the Fund, on behalf of its Investor Class, and the Provider. If more than one Fund is party to an agreement and expenses are not directly attributable to shares of a particular Fund, then the expenses may be allocated between or among the shares of the Funds in an equitable manner consistent with the Funds’ accounting practices.

4. Each Fund has the right: (i) to select, in its sole discretion, the Providers to participate in the Plan; and (ii) to terminate without cause, and in its sole discretion, any Shareholder Servicing Agreement.

5. Quarterly in each year that this Plan remains in effect, Fund Services shall prepare and furnish to the Board, and the Board shall review, a written report of the amounts expended under the Plan.

6. This Plan shall become effective after approval by majority votes of: (a) the Board; and (b) the members of the Board who are not interested persons of the Funds, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

7. This Plan shall be effective for one year from the date set forth below until terminated in accordance with Section 9 of this Plan. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of: (a) the Board; and (b) the Independent Trustees; cast in person at a meeting called for the purpose of voting on such continuance.

8. This Plan may be amended at any time with respect to the Investor Class of a Fund by the Board, provided material amendments to this Plan shall become effective only upon the approvals set forth in Section 6.

9. This Plan may be terminated at any time by: (a) a majority vote of the Independent Trustees; or (b) a vote of a majority of the outstanding voting securities of the Investor Class of a Fund, as defined under the 1940 Act.

10. While this Plan is in effect, the selection and nomination of Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees then in office.

11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 9 herein.

12. The Board shall review and assess the effectiveness of this Plan on an annual basis.

Adopted by the Board on: May 21, 2019; as amended on: August 13, 2020

APPENDIX A

to the

BUFFALO FUNDS
Investor Class

SHAREHOLDER SERVICING PLAN

SERIES (FUND) of BUFFALO FUNDS
Buffalo Discovery Fund
Buffalo Dividend Focus Fund
Buffalo Early Stage Growth Fund
Buffalo Flexible Income Fund
Buffalo Growth Fund
Buffalo High Yield Fund
Buffalo International Fund
Buffalo Large Cap Fund
Buffalo Mid Cap Fund
Buffalo Small Cap Fund

As of August 13, 2020

APPENDIX B

SHAREHOLDER SERVICING AGREEMENT

Buffalo Funds
[Name of Fund(s)] (each, a “Fund”)
Investor Class (the “Class”)

[Intermediary Address]

Gentlemen:

We herewith confirm our agreement with you as follows:

You will perform or arrange for others, including organizations, whose customers or clients are shareholders of the Class (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent (“Shareholder Services”). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom our distributor has entered into written agreements, for performing Shareholder Services. You further agree to provide the Fund, upon request, a written description of the Shareholder Services that you are providing hereunder.

In consideration of your performance of the Shareholder Services, we will pay you a Service Fee at the annual rate of up to 0.15% of the Class’s average daily net assets (the “Shareholder Servicing Fee”). Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

You will in your sole discretion determine the amount of any payment made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount that we are required to pay to you under this Agreement.

You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Class and of preparing and printing subscription application forms for shareholder accounts.

Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Trustees to be entered into between our distributor and the Shareholder Servicing Agents.

We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

This Agreement shall be effective for one year from the date of its execution and shall continue in full force and effect so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board who are not Interested Persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) and have no direct or indirect financial interest in the operation of this Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Notwithstanding the above, this Agreement may be terminated at any time, without the payment of any penalty, by a vote of (a) a majority of the outstanding voting securities of the Class, or (b) a majority of the Independent Trustees, on 60 day’s written notice, without payment of any penalty.

Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Fund at the address set forth above, and if delivered to you, at the address set forth below.

This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

The Board of Trustees shall review and assess the effectiveness of this Agreement on an annual basis.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.

[signature page follows]

Very truly yours,

Dated and Effective: Buffalo Funds, on behalf of it series,
[Fund Name(s)]

By: _____________________________
Name:
Title:

ACCEPTED:

By: ___________________________________
Name:
Title:

Address: _______________________________
________________________________
________________________________
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